Exhibit 5.2

October 15, 2021

Venus Concept Inc.
235 Yorkland Blvd, Suite 900
Toronto, Ontario M2J 4Y8

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Venus Concept Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”) to the Prospectus included in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Prospectus Supplement relates to (i) the offer and sale by the Company from time to time of up to $22,610,490.59 of shares of common stock, par value $0.0001 per share, of the Company (the “Purchase Shares”) and (ii) the offer and sale by Lincoln Park Capital Fund, LLC from time to time of the Purchase Shares. The Purchase Shares will be sold pursuant to the Purchase Agreement, dated June 16, 2020, by and between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Purchase Shares, when issued and delivered against payment of the consideration therefor specified in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NHS/BRR